SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 15, 2013

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On November 15, 2013, the Board of Directors (the “Board”) of Varian Medical Systems, Inc. (the “Company”) increased the number of directors constituting the Board from ten to eleven and appointed Regina E. Dugan, to fill the vacancy so created, both effective December 15, 2013. Ms. Dugan will serve for a term expiring at the Company’s 2014 Annual Meeting of Stockholders, whereupon she will be eligible for nomination for re-election. It was not immediately determined on which committees of the Board Ms. Dugan would serve. Ms. Dugan is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

In accordance with the Company’s current program for compensation of non-employee directors, Ms. Dugan will receive $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference). Additionally, if she continues as a director, Ms. Dugan will receive an annual cash retainer of $45,000, as well as, pursuant to the Company’s Third Amended and Restated 2005 Omnibus Stock Plan, a grant of a non-qualified option for 5,000 shares of the Company’s common stock with an exercise price equal to the fair value (i.e., the closing price) on the date of grant and a grant of deferred stock units having a fair market value of $100,000 on the date of grant, as of the date after the Company’s 2014 Annual Meeting of Stockholders. Ms. Dugan would receive similar awards at subsequent annual meetings, subject to continued service on the Board.

On November 18, 2013, the Company issued a press release regarding Ms. Dugan’s appointment to the Board, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.
99.1	Press Release dated November 18, 2013 entitled “Regina E. Dugan Appointed to Board of Directors of Varian Medical Systems.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ John W. Kuo
Name:	John W. Kuo
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: November 18, 2013

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EXHIBIT INDEX

Number	Exhibit

99.1	Press Release dated November 18, 2013 entitled “Regina E. Dugan Appointed to Board of Directors of Varian Medical Systems.”